EXHIBIT 5.1

111 N. Sixth Street
P.O. Box 679
Reading, PA  19603
(610) 478-2000
www.stevenslee.com

October 15, 2021

Board of Directors
STRATA Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to STRATA Skin Sciences, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock, par value $0.001 per share, of the Company with an aggregate offering price of up to $11,000,000 (the “Shares”), pursuant to an equity distribution agreement (the “Distribution Agreement”) with Ladenburg Thalmann & Co. Inc.  The Shares have been registered on a Registration Statement on Form S-3 (File No. 333‑258814) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act on August 13, 2021 and declared effective by the Commission on October 15, 2021 (together with the amendment thereto, the “Registration Statement”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;

2.
the prospectus supplement, dated October 15, 2021, as filed with the Commission on October 15, 2021, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated October 15, 2021 (collectively, the “Prospectus”);

3.	an executed copy of the Distribution Agreement;

4.
the Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on August 17, 2021, and as certified by the Secretary of the Company on the date hereof;

5.	the bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

Allentown    •    Bergen County    •    Bala Cynwyd    •    Cleveland    •    Fort Lauderdale    •    Harrisburg    •    Lancaster   •   New York
Philadelphia    •     Princeton    •    Reading    •    Rochester    •    Scranton    •    Valley Forge    •    Wilkes-Barre    •    Wilmington
A PROFESSIONAL CORPORATION

STRATA Skin Sciences, Inc.
October 15, 2021

6.
resolutions adopted by the Board of Directors of the Company (the “Resolutions”), with respect to, among other things, the issuance, sale and due authorization of the Shares, as certified by the Secretary of the Company on the date hereof;

7.	the certificate of the Secretary of State of the State of Delaware as to the due incorporation, existence and good standing of the Company dated October 14, 2021 (the “Delaware Certificate”); and

8.	an executed copy of a certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters (the “Secretary's Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon the Secretary's Certificate and upon certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

A.
The Company is a corporation duly incorporated and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware.  The Company has the corporate power and authority to issue the Shares.

B.
The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to the incorporation, existence and good standing of the Company in the State of Delaware is based solely on the Delaware Certificate and the Secretary's Certificate.

We do not express an opinion on any laws other than the Delaware General Corporation Law and the United States federal laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

STRATA Skin Sciences, Inc.
October 15, 2021

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of the date hereof.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee